SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934

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                          Date of Report: June 26, 2003

                                   INFE, INC.
                                   __________
               (Exact Name of Registrant as Specified in Charter)


         FLORIDA                        0-28729                 11-3144463
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(State or other jurisdiction          (Commission              (IRS Employer
     of incorporation)                File Number)           Identification No.)


6101 BLUE LAGOON DRIVE, SUITE 420, MIAMI, FLORIDA                 33126
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(Address of principal executive offices)                        (Zip code)

Registrant's telephone number, including area code:          (305) 593-1757
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ITEM 1.     CHANGES IN CONTROL OF REGISTRANT

     On June 26, 2003, and pursuant to the Merger Agreement (the "MERGER AGREEMENT") by and among INFe, Inc., a Florida corporation ("INFE"), Pacer Acquisition, Inc., a Florida corporation ("MERGER SUB"), Pacer Health Corporation, a Florida corporation ("PACER") and Rainier Gonzalez, the sole shareholder of Pacer (the "SHAREHOLDER"), the Shareholder acquired 111,600,000 shares of INFe common stock (the "COMMON MERGER SHARES"), and one (1) share of INFe Series A Preferred Stock (the "PREFERRED MERGER SHARES," and together with the Common Merger Shares, the "MERGER SHARES"), convertible into 318,822,903 shares of INFe common stock, in consideration for all of the common stock of Pacer. Pursuant to the merger, the Shareholder owns, assuming conversion of the Preferred Merger Shares, approximately 90% of the voting securities of INFe.

     Simultaneous with the execution of the Merger Agreement, Rainier Gonzalez was appointed President, Chief Executive Officer, Director and Chairman of the Board of Directors of INFe, Thomas M. Richfield resigned as President, Secretary and Chairman of the Board of Directors of INFe, and Gus Mechalas resigned as an officer and director of INFe. Effective ten (10) days after the mailing of the Information Statement on Form 14F-1 to the INFe shareholders (such effective date anticipated to be on or about July 15, 2003), Mr. Richfield will resign as a Director of INFe, and Eric Pantaleon, M.D. and Alfredo Jurado, Esq. will be appointed to the Board of Directors. The biographies of Dr. Pantaleon and Messrs. Gonzalez and Pantaleon are listed below.

     RAINIER GONZALEZ, 30, is President, Chief Executive Officer, Director and Chairman of the Board of Directors of INFe. Mr. Gonzalez is also chairman and chief executive officer of Pacer Health Corporation, an owner-operator of assisted living and residential care facilities for the growing senior citizen population nationwide and wholly-owned subsidiary of INFe. Mr. Gonzalez has been a successful business owner for several years, and currently serves as a principal in two South Florida financial services firms, Gateway Mortgage Bankers and First USA Title Services, both of which he also helped found in 2002. From 2000 to 2002, Mr. Gonzalez served as vice president of business development, and principal, for Brick Mountain LLC, a profitable Internet company that was sold to Jupiter Media (Nasdaq: INTM). From 1999 to 2000, he was an associate in the prestigious Washington D.C. law firm of Sidley Austin Brown & Wood, where he worked in the securitization and structured finance department. Mr. Gonzalez earned his bachelor's degree in political science from Florida International University in 1995, and his law degree, magna cum laude, from the Indiana University School of Law in 1998. Prior to joining Sidley Austin Brown & Wood, he worked as a law clerk for Federal Judge Denny Chin of the Southern District of New York.

     ERIC PANTALEON, M.D., 41, has been a pediatrician in private practice since 1994, and is an active member of the American Academy of Pediatrics. He is also a pediatric clinical instructor at the University of Miami - Jackson Memorial Medical Center, and serves as an assistant pediatric clinical instructor at Nova Southeastern University. From 1990 to 1993, he was a resident in training at the Jersey Shore Medical Center, where he served on the hospital's Medical Education Committee and was president of the Residents House Staff. Dr. Pantaleon completed both his pre-medical and doctoral education at the Universidad Nacional Pedro Henriquez Urena in Santo Domingo, Dominican Republic.

     ALFREDO R. JURADO, 30, is co-owner and general counsel of First USA Title Services, a Miami-based financial services firm, which he joined in 2002. From 1998 to 2002, Mr. Jurado worked for the Florida State Attorney's Office, where he served as a county court prosecutor, a county court supervisor and, most recently, a felony trial unit prosecutor in Florida's 17th Judicial Circuit. In 1997, he served as a certified legal intern in the 11th Judicial Circuit of the Florida State Attorney's Office, and in 1996, he served as a law clerk for the Honorable Judge Scott Silverman, also of the 11th Judicial Circuit. Mr. Jurado earned his bachelor's degree in criminal science from Florida International University in 1995, and his law degree, magna cum laude, from Nova Southeastern University, Shepard Broad Law Center, in 1998.


ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS

     On June 26, 2003, and pursuant to the Merger Agreement, Merger Sub was merged with and into Pacer, which is the surviving corporation and will continue its corporate existence under the laws of the state of Florida as a wholly-owned subsidiary of INFe. In consideration of the merger, INFe issued the Merger Shares to the Shareholder in exchange for all of the common stock of Pacer.

     Pacer was founded in 2003 with a vision to provide assisted living and medical treatment facilities for low and moderate-income individuals in selected geographic markets. Pacer intends to pursue an aggressive acquisition strategy instead of new construction in order to achieve time-to-market and cost advantages. Pacer intends to target small to medium-sized facilities with a minimum of 100 beds that generate annual revenues of at least $1 million with positive cash flows, and which include ownership of the real estate property.

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Pacer  recently  completed  the purchase of its first  acquisition  target,  AAA
Medical Group, Inc., a privately-owned and operated health treatment practice in Miami, for a purchase price of eight hundred thousand dollars ($800,000.00) in an all cash transaction. AAA's medical practice includes physical therapy, injury recovery, health maintenance and other treatment focused on physical health improvement.


ITEM 7.     EXHIBITS

Exhibit 99.1   Merger  Agreement,  dated June 26, 2003, by and among INFe, Inc.,
               Pacer  Acquisition,   Inc.,  Pacer  Health  Corporation  and  the
               shareholders of Pacer Health Corporation.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   INFE, INC.



Date:  July 3, 2003                By: /S/ RAINIER GONZALEZ
                                       -------------------------
                                   Name:   Rainier Gonzalez
                                   Its:    President

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